EXHIBIT 2.3
COMMERCIAL AGENCY AGREEMENT
THIS COMMERCIAL AGENCY AGREEMENT (this “Agreement”) is dated October 3rd, 2018 (the "Closing Date”) and will determine final effects on November 3rd 2018 (“The Effective Date”)
BY AND BETWEEN

•
EUROPEAN DISTRIBUTION CENTER MOTIVA BVBA a corporation organized under the laws of Belgium, having its registered office Nijverheidsstraat 96, 2160 Wommelgem, Belgium, with company ID number 881512541 ("MOTIVA"); and

•
MENKE MED GmbH a corporation organized under the laws of Germany, having its registered office at Tucherpark 22, 85622 Feldkirchen, Germany, registered at the commercial register of the District court Munich under number HRB 161694, VAT number DE247564346 ("Agent").

Hereinafter individually or collectively referred to as the "Parties".
RECITALS

A.	MOTIVA promotes, sells and distributes the Products, as defined below.

B.	The Agent is qualified, has the necessary infrastructure and has the organization and skills to market and promote the Products in the Territory, as defined below.

C.
MOTIVA wishes to appoint the Agent, and the Agent accepts, as its exclusive commercial agent for the marketing and promotion of the Products to Qualified Clients in the Territory (each as defined below), all under the terms and conditions set forth herein.

D.
However, MOTIVA wants the Agent to assist in the execution of orders from customers in the Territory, which are not included as Qualified Clients in the sense of this agreement. For this service, the Agent will receive a handling fee, all under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and undertakings, the parties hereby mutually agree as follows:

1.	SCOPE OF APPOINTMENT

1.1
Appointment. MOTIVA hereby appoints Agent, and Agent agrees to act, as MOTIVA’s exclusive commercial agent in the Territory to promote and market the Products to, and to visit and to prospect and to solicit (and to transmit to MOTIVA) orders for Products from, solely Qualified Clients as defined below, in the Territory, for use of such Products in the Territory, all subject to the terms and conditions of this Agreement. For avoidance of doubt, Agent shall not promote or market the Products to, or visit, prospect or solicit orders from, persons or entities that are not Qualified Clients or for use of Products outside the Territory, unless otherwise agreed in writing. Capitalized terms not otherwise defined herein shall have the respective meanings given in Schedule 1.

1.2
Products. MOTIVA has the right, at all times, to change, reduce or expand the list, range or portfolio or branding of Products and/or to replace previous versions of a Product by a newer version of that Product, upon communication of the same to the Agent, without this creating any right on behalf of the Agent or any liability on behalf of MOTIVA. Whereas the Agent will

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automatically become the agent, under the same terms and conditions, for new versions of a Product replacing a previous version of a Product, it will not become the agent of a new product that MOTIVA adds to the range of Products, e.g. as a result of an internal development by MOTIVA or an acquisition by MOTIVA, or of a product differently branded, unless explicitly so communicated to the Agent. MOTIVA shall determine in its reasonable discretion whether a new product replaces a previous version of a Product or adds to the range of Products for purposes of this Section 1.2.

1.3
Sales. During the term of this Agreement, all sales of Products to Qualified Clients in the Territory solicited by the Agent and accepted by MOTIVA will be invoiced by MOTIVA or any of its Affiliates to such Qualified Clients. During the term of this Agreement, the Agent shall not be entitled to make any sales of Products on its own behalf or for its own account. MOTIVA shall be entitled, whether or not requested by the Agent, at its sole discretion, to assist the Agent in promoting the sales of the Products in the Territory, including to Qualified Clients.

1.4
Retained Rights. MOTIVA retains the right to enter into such business transactions as it sees fit involving direct sales of Products in the Territory to customers and purchasers other than Qualified Clients.

1.5
Non-exclusivity. The Agent acknowledges that it has no exclusivity rights, neither with respect to the Territory, nor with respect to the Products, nor any other customers or purchasers, except for the Qualified Clients. MOTIVA has and retains the right to appoint, at any time, other agents, sub-agents, distributors, sales representatives or any other intermediary person for the promotion, marketing, distribution or sale of the Products to any and all customers and purchasers, other than Qualified Clients, in the Territory.

1.1
Qualified Clients. It is expressly understood and agreed that the persons and entities set forth represent all Qualified Clients as of the date hereof. From time to time, MOTIVA and Agent shall review and may mutually agree in writing to add or remove Qualified Clients. Notwithstanding the foregoing, MOTIVA shall have the right to remove any person or entity as a Qualified Client at any time, such that such person or entity shall immediately cease to be a Qualified Client hereunder upon written notice of such election, based upon MOTIVA’s determination that Agent has not satisfactorily performed its obligations under Article 3 with respect to such person or entity.

2.	TERM
This Agreement shall commence on the Effective Date and shall, subject to the provisions of Article 11, continue in effect for five years until October 1, 2023; provided that the term of this Agreement may be extended beyond such date by the written mutual agreement of the Parties.

3.	AGENT´S OBLIGATIONS

3.1
In General. The Agent is free to determine the organization of its time and the performance of its activities under this Agreement. The Agent will, however, apply its best efforts and devote such time, manpower and resources as are required to promote, solicit and maintain for MOTIVA, and, where required, cooperate in the conclusion and completion of, sales of the Products to Qualified Clients in the Territory for use in the Territory, all in accordance with the terms of this Agreement. To that end, the Agent shall:

(a)	Solicitation. Regularly visit both Qualified Clients and potential Qualified Clients in the Territory (as may be directed by MOTIVA in the case of prospective Qualified Clients),

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conduct such visits in a professional manner, actively solicit the business of such Qualified Clients and potential Qualified Clients and follow up on all “leads” provided to the Agent by MOTIVA.

(a)
Support. During normal business hours, provide support to Qualified Clients in the use and return of Products in accordance with professional and industry standards and, as directed by MOTIVA, to other customers and purchasers of the Products in the Territory. Agent shall receive compensation for certain services in accordance with Sections 3.9 and 3.11.

(b)
Reports; Cooperation. Communicate to MOTIVA (in such form as reasonably requested by MOTIVA) all information regarding the market, market conditions, existing and potential customers, pricing, competitive activities, reactions and/or complaints from customers of which it will have gained knowledge, formally or informally, and which is useful for MOTIVA and for the performance by the Agent of its activities under this Agreement and shall, if reasonably requested, actively assist MOTIVA in its conduct of such market research.

(c)
Qualified Personnel. Maintain and provide at its own expense, a sufficient number of trained and suitably qualified personnel, administrative support, insurance policies, and other infrastructure and resources as necessary for the efficient and effective performance of its obligations under this Agreement.

(d)
Training. Participate in such training programs regarding the use and/or sale of the Products as may be offered from time to time by MOTIVA in the Territory, or the same continental region in which the Territory is located, at the Agent’s expense with respect to transportation and lodging.

(e)
Business Practices. Conduct its business in accordance with professional and industry standards, in good faith and not commit any act which would adversely reflect upon MOTIVA or its Products, business, integrity or reputation.

(f)	Intermediaries. Not appoint intermediary or sub-agents for the Products, without the prior written consent of MOTIVA.

(g)
Compliance with Applicable Law. Comply with all laws and regulations to which it is subject, including tax and social security obligations and laws and regulations relating to the promotion and marketing of the Products within the Territory, and, in general, represent the Products fairly and avoid misleading or unethical business practices.

(h)
Records. Keep full and proper books of accounts and records showing clearly all enquiries, quotations, transactions and proceedings relating to the Products, and, during the term of this Agreement and for a period of two years thereafter, allow MOTIVA, and its employees, representatives and designees, upon reasonable notice, to access such accounts and records for the purpose of such an inspection

(i)	Changes of Business. Promptly inform MOTIVA in writing of any change in its organization, shareholding, management or method of doing business, which may adversely affect MOTIVA.

(j)	Restriction on Sales. Only offer Product for sale to Qualified Clients within the Territory for use within the Territory.

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(k)	Outside the Territory. Refer promptly to MOTIVA all enquiries for the purchase of Products received from addresses inside or outside the Territory but for sale outside the Territory.

3.2
Minimums. The Agent agrees to achieve in each Calendar Year the quarterly and yearly minimum Net Sales targets set forth in Schedule 3 (each a “Minimum”, and collectively, the “Minimums”) for Products in the Territory. In the event of Agent’s failure to achieve the Minimum for any Calendar Year, or the Minimums for two or more consecutive quarters (each a “Failure”), MOTIVA may notify the Agent in writing of such Failure (the “Failure Notice”). Agent will be provided the opportunity to cure such Failure by, during the calendar quarter immediately following delivery of the Failure Notice (the “Cure Quarter”), achieving both (m) the applicable Minimum for the Cure Quarter and (n) additional Net Sales in an amount equal to the aggregate amount of Net Sales by which Agent failed to achieve the applicable Minimum(s) covered by such Failure. In the event Agent does not cure such Failure in accordance with the foregoing, MOTIVA may terminate this Agreement in its entirety or with respect to those certain Product(s) for which Agent did not satisfy the applicable Minimum(s), in it is own right and without prior intervention by a court or arbitral tribunal being required, and without any compensation or indemnity being due to the Agent, by giving written notice of termination, such termination to become effective thirty (30) days after the date of the notice of termination. For the avoidance of doubt: (y) Minimums shall be calculated on the basis of Net Sales and (z) Agent shall not be deemed to fail to achieve a Minimum solely to the extent that such failure was directly caused by MOTIVA’s failure to supply Products for Accepted Orders during the applicable period in accordance with the terms of this Agreement.

3.3
Price List. The Agent shall solicit the Products for sale to Qualified Clients in accordance with the price list set forth on Schedule 6 (“Price List”), the general terms and conditions of sale of MOTIVA set forth on Schedule 7 and the terms of this Agreement. From time to time, MOTIVA, in its sole discretion, may amend, change, or otherwise modify the Price List and/or MOTIVA’s general terms and conditions of sale, such modifications to be effective upon notice thereof to Agent, unless a later effective date is otherwise specified by MOTIVA in such notice. The Agent acknowledges that to solicit orders for Products at prices lower than those set forth on the then-current Price List, including for special promotions and volume customers, MOTIVA’s prior written approval must be obtained. In the event MOTIVA adjusts the price(s) of any Product(s) set forth on the Price List: (a) MOTIVA shall consider in good faith a corresponding upward or downward adjustment to the Minimum(s) for future Calendar Years and/or calendar quarters, and (b) the Average Selling Price Minimum(s) of such Product(s) shall be adjusted upward or downward in proportion to such price adjustment for such Product(s).

3.4
Warranties. The Agent shall have no authority to make any representation or offer any warranties or guarantees concerning the Products or their delivery other than those expressly offered by MOTIVA in its then current sales materials or otherwise authorized by MOTIVA in writing. Derogations therefrom (such as additional or different warranties) are to be approved in advance in writing by MOTIVA.

3.5
Quotes. The Agent shall reply to all requests of customers for quotes and shall pass on all orders and contract requests for Products promptly upon receipt to MOTIVA and has no authority to commit MOTIVA in any manner whatsoever. Quotes which are given and orders which are acknowledged by Agent will reflect that they remain subject to the agreement of and order confirmation by MOTIVA. MOTIVA shall promptly inform Agent if and when MOTIVA accepts

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orders or quotes submitted in accordance with the terms of this Agreement. Following such acceptance (if any), such order or quote shall be considered an “Accepted Order” hereunder.

3.6
Credit Information. The Agent shall not be authorized to collect or accept payments on behalf of MOTIVA, but shall, when so requested by MOTIVA, provide relevant credit worthiness information and solvency review assistance on existing or potential Qualified Clients (including follow-up of outstanding invoices and, where so requested, support in the collection of debts). Agent shall carefully review the credit ratings of Qualified Clients on a regular basis, particularly the rating of any Qualified Clients from which the Agent anticipates an order for the sale of Products.

3.7
Consignment Stock. The Agent shall ensure that it maintains at all times a consignment stock in its warehouse(s) indicated in Schedule 2 attached hereto (each, a "Warehouse") sufficient to accommodate the expected demand for Products from Qualified Clients in accordance with Section 6.1 (“Consignment Stock”). MOTIVA shall use commercially reasonable efforts to supply Agent’s Consignment Stock in accordance with the foregoing. Agent shall keep MOTIVA informed of Agent’s estimated demand for Products from Qualified Clients. The Warehouse(s) must at all times comply with the storage conditions for the Products as set forth in MOTIVA’s standard form of quality agreement, which the Parties shall enter into within thirty days of the Effective Date (the “Quality Agreement”), and other written instructions provided by MOTIVA from time to time.

3.8
Fulfillment. The Agent shall fulfill all Accepted Orders from the Consignment Stock and shall be solely responsible for proper performance of such Accepted Orders, including, without limitation, to coordinate transport and delivery to the relevant Qualified Client in accordance with the delivery conditions agreed to with such Qualified Client and post-sale support on such Accepted Orders as requested by such Qualified Client and instructed by MOTIVA. The Agent shall not be responsible for non-performance of such Accepted Orders caused by incorrect instructions by MOTIVA or the defaults of the freight carrier transporting the Products for such Accepted Orders from MOTIVA to Agent. For avoidance of doubt, MOTIVA shall appoint on its own account the freight carrier that transports the Products from MOTIVA to Agent.

3.9	Handling fee. For the handling of each and any Order, whether it’s a Qualified Client or not, the Agent receives the following handling fee:
(a) EUR 5.00 for each shipped implant and cost of the packing material.
(b) EUR 2.50 for each returned implant.

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3.10
Returns: Agent shall process all returns as requested by Qualified Clients, in strict compliance with MOTIVA’s Return Policy at the time, and shall support and instruct Qualified Clients in the return process.

3.11
Support. Agent shall cooperate with MOTIVA to provide MOTIVA with support services for sales of products by MOTIVA or its designee(s) to persons and entities whom are not Qualified Clients hereunder, including, without limitation, by delivering such products to the relevant person or entity in accordance with the delivery conditions provided to Agent by MOTIVA, visiting such person or entity to provide pre- and post-sales support, such as for example technical surgeries support, handling of guarantees, handling of customer complaints and handling of returns. The Parties agree that any actual costs spent by Agent in this respect will be reimbursed by MOTIVA and that Agent will be paid for the actual time spent (time records to be provided) at an hourly rate of EUR 70,00 net.

3.12
Use of Name. The Agent shall not use MOTIVA’s name in any other way than specifically authorized in this Agreement and shall in all correspondence, letterheads, business cards, telephone directories, advertising materials and the like, describe itself as an agent for MOTIVA.

3.13
Policy. During the third quarter of each Calendar Year and from time to time as may be requested by MOTIVA upon reasonable notice, MOTIVA and the Agent will meet in order to define jointly the commercial, marketing and merchandising policy to be applied in the Territory in the next Calendar Year. Such policy shall take into consideration MOTIVA's international strategy for the Products including MOTIVA's international merchandising introduction strategy. Such policy must be approved by MOTIVA in writing.

Based on such commercial, marketing and merchandising policy, the Agent shall set up a marketing plan, including the Budget as defined in Schedule 1 for the relevant Calendar Year. Its expressly understood and agreed that the Agent shall be entitled to offer to the Qualified Clients special marketing offers as approved in the marketing plan and budget by MOTIVA. Said plan and the Budget shall be submitted to MOTIVA no later than 30 September of each calendar year for execution in the next Calendar Year and must be approved by MOTIVA prior to its execution. The Parties shall meet in order to discuss the modifications to the foregoing requested by MOTIVA in good faith. The Agent shall perform its obligations under this Agreement in accordance with such plan and Budget, whereby it is expressly agreed that the marketing plan including Budget may be updated from time to time as agreed by the Parties in writing.

3.14
Promotion. In accordance with the approved budget MOTIVA shall provide the Agent with all documents and information, advertising and promotional material, literature and other selling aids in German, samples and specimen. This also applies for medical promotion, sales promotion, merchandising, advertising, demonstration and public relations in the Territory (e.g., congresses, symposia, and relationships with physicians). Any sales promotional materials in relation to the Products shall be used and displayed in accordance with MOTIVA's instructions.

3.15	MOTIVA Participation. The Agent agrees that:

(a)
Upon reasonable notice, one or more MOTIVA delegates can join each of the Agent's sales representatives or advisors when visiting Qualified Clients, and will have the right to attend surgical procedures performed by Qualified Clients involving the Products to the extent Agent's sales representatives are granted access to the operating room;

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(b)
MOTIVA can be present and assist at all sales meetings, organized by the Agent, in order to keep Agent's personnel informed of the development of advertising and promotional campaigns, display area evolutions and the planning of future actions and commercial objectives; and

(c)	any sales promotional materials in relation to the Products shall be used and displayed in accordance with MOTIVA's instructions.

3.16
Reports. During the term of this Agreement and thereafter until return or utilization of all Consignment Stock, the Agent shall update and submit at requested intervals to MOTIVA written reports showing details of the quantity and value of the Products held in Consignment Stock and sold by the Agent on behalf and for the account of MOTIVA, outstanding orders not yet accepted or rejected by MOTIVA and Accepted Orders still outstanding, information about Qualified Clients and promotional activities and information about all complaints received and any other information relating to the performance of its obligations under this Agreement which MOTIVA may request from time to time. In addition, the Agent agrees to provide MOTIVA annually with a qualitative and quantitative analysis of the market evolution and the competition in the Territory for the Products.

3.17
Territory Limitations. The Agent shall not solicit any order which would lead to, or otherwise facilitate the export or re-export of Products, either directly or indirectly, in contravention of this Agreement, or any applicable law, statute or regulation.

3.18
Indemnification. The Agent shall be responsible for, and shall indemnify and hold harmless MOTIVA from and against, any damage, losses, costs or expenses (including attorney’s fees) relating to third party claims or suits arising from or in connection with the handling, storage, distribution, promotion or sale of the Products by Agent or its personnel; (b) the gross negligence or willful misconduct of Agent or its personnel; or (c) Agent’s breach of this Agreement, in each case except to the extent such damage, loss, cost or expense is attributable MOTIVA’s gross negligence or willful misconduct.

3.19
Insurance. Agent shall, during the term of this Agreement and for a period five (5) years thereafter, carry insurance in customary and appropriate coverage amounts sufficient to cover its indemnification obligations hereunder, and shall, at MOTIVA’s request, furnish to Company proof of such insurance, including certificates thereof. Additionally, Agent shall maintain insurance in accordance with section 6.7

4.	COMMISSIONS

4.1
Right to Commissions. Agent’s sole right to compensation in exchange for performance of this Agreement shall be Commissions in accordance with the Commission Schedule set forth on Schedule 5 attached hereto (“Commissions”), payable on Net Sales resulting from Accepted Orders for Products sold to Qualified Clients in the Territory for use in the Territory. Notwithstanding the foregoing, Agent’s right to Commissions applies solely with respect to Net Sales attributable to Accepted Orders that are (a) from Qualified Clients in the Territory, (b) referred to MOTIVA by the Agent prior to the effective date of termination or expiration of this Agreement, (c) a direct result of Agent’s performance of this Agreement, and (d) otherwise generated and performed by Agent in accordance with the terms of this Agreement. MOTIVA agrees not to unreasonably reject orders placed by Qualified Clients. The Agent shall have no claim for reimbursement of expenses and costs incurred in connection with Agent’s performance of this Agreement unless such expenses and costs are pre-approved by MOTIVA in writing.

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4.2	Limitations. No right to Commission arises, or if arisen, such right to Commission shall be cancelled and forfeited by Agent:

(a)	if the order placed by the Qualified Client is not accepted by MOTIVA for reasonable reasons;

(b)	if the order is placed by a customer that is not a Qualified Client or if the order is for Products for use outside the Territory;

(c)	if, and to the extent, it is determined that the Qualified Client fails to pay MOTIVA for the order of Products;

(d)	if actual performance of the order has become impossible to carry out;

(e)	if actual performance of the order cannot be reasonably performed by MOTIVA; or

(f)	if it concerns an order where the payment of a commission would be illegal.
If and to the extent a Qualified Client fails to pay the invoices issued by MOTIVA for an Accepted Order within a reasonable period of time as determined in accordance with MOTIVA’s generally applied accounting standards, then the Agent’s right to Commission for such Accepted Order is terminated and of no further force or effect. In such cases, any advance payments of Commission to the Agent (if any) are to be refunded to MOTIVA. Agent’s claim for Commission on Accepted Orders shall also lapse if and to the extent that MOTIVA accepts the return of Products from a Qualified Client and pays a refund in respect thereof. Commissions that may already have been paid on sales for which no right to Commission arises or such right has been canceled can be set-off or can be claimed back, at MOTIVA’s choice. Prior to MOTIVA canceling Agent’s right to a Commission based on a Qualified Client’s failure to pay an order, MOTIVA will notify the Agent of the Qualified Client’s failure to pay and will provide a copy of the payment reminder sent to client. Furthermore, Agent will be granted thirty (30) calendar days to help cure Qualified Client’s failure to pay, or else MOTIVA’s right to not pay a Commission will take effect.

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4.3
Payment. Notwithstanding the above provisions, payment of the Commission on an Accepted Order shall not be due unless, until and to the extent MOTIVA has received payment in full from the Qualified Client of all amounts due to MOTIVA with respect to the Accepted Order, subject to compliance with Section 4.2. MOTIVA shall issue monthly Commission statements to the Agent (at the last business day of the calendar month) with a breakdown of the Commissions that have become due in the previous month, a summary of the relevant data based on which these Commissions have been calculated and any debits against the Agent’s Commission account during the period. The Commission shall be paid no later than 30 days following the issuance of the relevant Commission Statement pursuant to this Section 4.3.

4.4
Reduction. In the event that the Agent’s faults, breaches, negligent actions or omissions in connection with a sale of the Products result in, or contribute to, directly or indirectly, a reduction of MOTIVA’s profit or revenue from the Accepted Order, then MOTIVA reserves the right to charge to the Agent any part or all of such reduction of profit or revenue by reducing or eliminating the Commission on such Accepted Order. MOTIVA shall duly and timely inform the Agent hereof.

5.	MOTIVA´S OBLIGATIONS

5.1
MOTIVA shall act in a loyal manner and in good faith in its relations with the Agent, subject to the terms and conditions of this Agreement, including without limitation, MOTIVA’s retained rights hereunder.

5.2
MOTIVA shall react promptly to the Agent's request in general and is obliged to confirm its agreement with the proposed marketing plan including Budget, forecast, exhibition and training planning without any undue delay but in no case later than four (4) weeks.

5.3	MOTIVA shall provide the Agent with all documents and information necessary for the Agent with respect to the calculation of the commission and/or other fees if requested by the Agent.

5.4
All invoices in connection with orders for Products solicited by the Agent shall be rendered by MOTIVA directly to the customers and all payments in respect of such invoices shall be made direct to and/or collected by MOTIVA.

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6.	CONSIGNMENT STOCK

6.1
Forecast. Upon request by the Agent, MOTIVA will deliver from time to time to the Agent, Products at the Warehouse for the Consignment Stock. Any dates for delivery indicated by MOTIVA for such deliveries will be estimates only and will not be binding upon MOTIVA. Promptly following the Closing Date, the Agent shall provide MOTIVA with a written forecast containing those monthly quantities of Products that it will presumably require to be delivered for its Consignment Stock and covering a period of twelve (12) months starting from the date of launch of the Products in the Territory. Every three (3) months thereafter, the Agent shall provide MOTIVA with a written revised forecast of its monthly requirements of Products for the period covering the next twelve (12) months. Each request for delivery into the Consignment Stock will be within the range of twenty per cent (20%) of Agent’s last forecast for the same time period. Notwithstanding the foregoing, should the Agent require delivery of Products in consignment in excess of twenty percent (20%) above those quantities stated in its last forecast for the same time period, MOTIVA agrees to use reasonable efforts to supply such additional quantities.

6.2
Location. The Consignment Stock will be kept in secure condition by the Agent, at its own risk and expense and free of charge to MOTIVA. The location of the storage of the Products in the Warehouse shall be decided by the Agent, provided that such location is clean and dry and complies with the provisions of this Agreement, the Quality Agreement, industry standards, applicable law and regulations in the Territory and with any reasonable instructions issued by MOTIVA, including without limitation any and all storage, shelf-life and quality preservation requirements for the Products set forth in the foregoing sources. The Agent will inform MOTIVA of the exact location within the Warehouse where the Products are stored and of any change of location. The Agent undertakes to handle and store the Products in accordance with Good Distribution Practices (GDP) and as directed by MOTIVA, and to distribute the Products in conformity with the FEFO principle (first expired - first out).

6.3
Storage. All the Products in the Consignment Stock shall be stored in a secure location in accordance with the Quality Agreement. In case any third party tries to take possession of the Products in the Consignment Stock or claims property rights or any other rights over the Products in the Consignment Stock, the Agent will immediately inform such third party about the fact that the Products are not the property of the Agent but the property of MOTIVA and the Agent will immediately inform MOTIVA of such claims by third parties. MOTIVA and the Agent agree that the Agent will not have the right to retain the Products in the Consignment Stock or the right to keep the Products in the Consignment Stock as guarantee. The Agent will refrain from pledging or creating any kind of lien or other encumbrance over the Consignment Stock. If the Agent mortgages or otherwise encumbers the Warehouse in which the Consignment Stock is stored, it shall expressly exclude the Consignment Stock from the scope of the mortgage or encumbrance.

6.4
Risk of Loss. Risk of loss or damage to the Products in consignment shall pass to the Agent at the time when the Products are handed over to the Agent. Following such time, Agent shall be liable to MOTIVA for the total or partial loss of the Products, as well as for any damage thereto or any deterioration thereof, except such loss, damage or deterioration is a result of force majeure. Any such loss, damage or deterioration will be reported immediately to MOTIVA in writing.

6.5	Inspection. The Agent will inspect the Products immediately upon arrival of the Products in its Warehouse for compliance with the specifications and any shortfalls in quantity or visible defects.

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In case where the inspection performed by the Agent indicates that the Products are damaged, defective or short in quantity, the Agent shall, notify MOTIVA of the non-conformity within 5 to 6 days upon arrival of the Products. The Agent shall provide MOTIVA, where relevant, with a sample of the nonconforming Products.
Should MOTIVA agree with such results, MOTIVA shall replace such nonconforming Products or make up for shortfalls in the quantity of Products, to the exclusion of any other liability towards the Agent.
Should MOTIVA not agree with the Agent that a Product is non-conforming, the issue shall be submitted to an independent third party designated by mutual agreement between the Parties whose decision shall be final. The costs arising from the intervention of the independent third party shall be borne by the Party in the wrong.

6.6
Insurance. The Agent will be responsible, at its own cost, for insuring the Products against damage, theft, fire and other risks of loss, damage or deterioration of the Products held by it from time to time. Upon request by MOTIVA, the Agent shall furnish MOTIVA with a certificate of insurance issued by an insurance company reasonably acceptable to MOTIVA demonstrating such insurance coverage in amounts satisfactorily for MOTIVA (and in any case not less than the full invoice value of the Products in consignment from time to time). If Agent makes a claim to its insurers in respect of the Products, then it shall immediately provide MOTIVA with the full details of such claim as well as with any information reasonably requested by MOTIVA in respect of such claim. Any monies received by Agent from any insurer in satisfaction of any claim in relation to the Products shall be received by Agent in trust for, and shall be immediately remitted to, MOTIVA on receipt by Agent.

6.7
Audit. Upon reasonable notice to the Agent, MOTIVA shall be entitled to, visit and enter the Warehouse of the Agent in order to conduct a physical inventory audit of the Consignment Stock. Agent will grant MOTIVA access to its Warehouse and provide reasonable assistance to enable MOTIVA to carry out such audit, including granting access to the records concerning the Products in the Consignment Stock and any relevant records that allow MOTIVA to check compliance by the Agent with the provisions of the Agreement.

6.8
Title. MOTIVA will continue to own and have all legal and beneficial right, title to and interest in any Product in the Consignment Stock. MOTIVA may at any time enter the Warehouse where the Consignment Stock is located and remove Products all or any part of the Consignment Stock during regular business hours.

7.	MATERIOVIGILANCE AND PRODUCT RECALLS

7.1
Adverse Events. The Agent shall immediately inform MOTIVA of all reports of adverse events or reactions of which they become aware with regard to the Products, regardless of their origin. The term reports also includes publications.

Reports on such adverse events or reactions, which according to the informing Party's professional evaluation may negatively affect the benefit-risk ratio of the applicable Product or may have consequences regarding the Product information (e.g., labeling, data sheets, or package inserts) or may require immediate safety measures (such as special information or warnings to health professionals, patients, authorities or product withdrawal) shall be forwarded to the other Party without delay after becoming known.
Exchange of materiovigilance information shall be sent to:

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(a)	For MOTIVA:

(A)	Quality, Regulatory and Materiovigilance Department
Establishment Labs S.A.
Bldg. 15, 4th St. Zona Franca Coyol
Alajuela, Costa Rica
complaints@establishmentlabs.com

(b)	For the Agent:
Menke Med GmbH
Attention: Frank Menkle
Tucherpark 22, 85622 Feldkirchen
Germany
Email: info@menke-med.de

Or to such other address as notified from time to time by either Party.

7.2
Recalls. If either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal (collectively referred to as "Recall") of any Product sold by MOTIVA in the Territory, such Party shall advise and consult with the other Party regarding such event as set forth below:

(a)    Recall due to a breach by the Agent:
To the extent that the Recall of the Product is due to the Agent's breach of its obligations under this Agreement, the Agent shall bear all costs and expenses of such Recall, according to the statutory provisions. including costs incurred by third parties, the costs of notifying customers and the costs related to the shipment of such recalled Products and the costs and expenses of the necessary replacement and destruction of such Product which is removed from the market (the "Recall Expenses").
(b)    Recall due to a breach by MOTIVA:
To the extent that the Recall is due to a breach by MOTIVA of its obligations under this Agreement, MOTIVA shall be responsible for the Recall Expenses.
(c)    Recall ordered by the health authorities of the Territory:
In the event of a compulsory recall at the behest of a health authority of the Territory, there shall be no requirement for the Parties to agree on the need of such Recall. The Parties shall, however, cooperate fully with each other in relation to such a Recall and the Recall Expenses shall be borne by the Parties in accordance with sub-articles (a) and (b) above of this Article 7.2.

8.	NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENT, DISCLOSURE
In return for due considerations between the parties in accordance with the Asset Purchase Agreement, dated as of October 3rd , 2018, between the Parties (the “Asset Purchase Agreement”) in conjunction with this Agreement, the Parties agree that during the term of this Agreement, including any extensions to the term of this Agreement agreed to by the Parties in accordance with Article 2 of this Agreement, Sections [5.9, 5.10, 5.11 and 5.12] of the Asset

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Purchase Agreement shall apply equally to Agent’s acts and obligations under this Agreement, mutatis mutandis.

9.	TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

9.1
In General. Agent acknowledges that it does not and will not acquire any rights, title, goodwill or interest in the trade name, Trademarks or other Intellectual Property Rights of MOTIVA. Agent shall not at any time do or permit any act to be done which may in any way impair the rights of MOTIVA in the Trademarks or Intellectual Property Rights. Agent shall not at any time register or attempt to register the MOTIVA Intellectual Property Rights, the Trademarks or marks similar thereto with any authorities (including trademark authorities).

9.2	MOTIVA Rights. Agent acknowledges that, as between the Parties, MOTIVA owns the copyright and goodwill in all advertising, marketing and promotional materials provided to Agent by MOTIVA.

9.3
Trademark License. MOTIVA grants to Agent the non-exclusive right to use the Trademarks in advertising and commercial communications related to promotion of sales of the Products in accordance with the terms of this Agreement. Agent may only use the trademarks and trade names and logos of MOTIVA in accordance with the guidelines and instructions communicated by MOTIVA to Agent from time to time.

9.4
Trademark Restrictions. Agent must not alter, obscure, remove or otherwise interfere with any of the Trademarks or any other permanent markings placed on any Products or other materials bearing any Trademarks. Agent may not include or use the Trademarks in any domain name or in any other company designation used in the trade. Any domains using MOTIVA’s Trademarks shall be transferred to MOTIVA.

9.5
Notification and Assistance. Agent undertakes to promptly notify MOTIVA of any act of unfair competition, illegal trade practices or piracy, or infringement of intellectual property rights relating to the Products that the Agent may discover. The Agent shall not take any action with regard to such acts without the prior written consent of MOTIVA, but shall reasonably assist MOTIVA in any actions if and when requested by MOTIVA.

10.	WARRANTIES
Each Party represents and warrants to the other Party that as of the Closing Date:

(a)	it has the capacity and authority to enter into this Agreement;

(b)	the persons entering into this Agreement on its behalf have been duly authorized to do so;

(c)
this Agreement and the obligations created hereunder are binding upon it and enforceable against it in accordance with their terms and do not and will not violate the terms of any other agreement, or any judgment or court order, to which it is bound; and

(d)
there is no proceeding pending or threatened, or any other event, matter, occurrence or circumstance which to the party’s knowledge, challenges or may have a material adverse impact on this Agreement or the ability of the Party to perform its obligations pursuant to this Agreement.

11.	TERMINATION

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11.1
Termination for Breach. Notwithstanding any provisions to the contrary in this Agreement, either Party has the right to terminate this Agreement, effective immediately, in its own right and without prior intervention of the court, at any time and without prior notice or compensation in lieu thereof nor any goodwill indemnity, by sending an electronic mail, or registered letter to either Party, in case of a material breach by the other Party of its obligations under this Agreement.

11.2	Material Breach. The Parties agree that such a material breach can be, without being limited thereto:

(a)
an act committed by the breaching Party including dishonesty, disloyalty or fraud with respect to the non-breaching Party, its business or the Products, or gross negligence or willful misconduct or breach by the Agent in the performance of its obligations under this Agreement; willful misconduct or breach shall be deemed to exist when the non-breaching Party has given the breaching Party prior written notice of the misconduct or the breach and of its intention to terminate on this basis and the breaching Party has not changed that conduct or cured such breach to the non-breaching Party full satisfaction within thirty (30) calendar days following such notice; notwithstanding the above paragraph, the breach by the Agent of its representations, warranties and obligations in Articles 8, 13, AND 14 shall be irrefutably deemed to be a material breach not capable of remedy and the non-breaching Party shall have the right upon becoming aware of any such breach to terminate this Agreement with immediate effect;

(b)
the fact that one Party has become insolvent or been declared bankrupt, has been dissolved or entered into liquidation, or has filed a voluntary petition for proceedings in temporary relief of creditors (or composition of creditors); or

(c)
a material change in the Agent’s management, business, assets or ownership that results in a change of control of the Agent (whereby change of control shall mean a change of (i) the (sole or joint and legal or beneficial) ownership of the majority of the voting securities of the Agent, (ii) the ability to control the majority of the voting rights in respect of the Agent, or (iii) the ability to appoint or dismiss the majority of the members of the management board of the Agent).

12.	CONSEQUENCES OF TERMINATION
Upon the termination or expiry of this Agreement, for any reason whatsoever, in accordance with the provisions of this Agreement, at the moment of effective termination or expiration:

(a)	The Agent shall promptly cease to act as an agent for the Products and in general cease all conduct which might cause anyone to believe that the Agent is an agent of MOTIVA.

(b)	Every obligation and liability of either Party to the other Party incurred up to the moment of effective expiration or termination shall continue and remain in existence until paid or settled.

(c)
The Agent shall promptly return to MOTIVA all materials and Confidential Information, and either return to MOTIVA or pay MOTIVA for, at Agent’s reasonable discretion and cost, all Products and Consignment Stock.

(d)
Notwithstanding anything to the contrary in Section 12(c), MOTIVA shall be entitled to enter the Agent's Warehouse to check the quantity of the Consignment Stock and to remove all or part of the same and shall receive right of access for this purpose and shall

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receive all reasonable assistance from Agent or any liquidator or receiver or administrative receiver in doing so.

(e)	All claims under this Agreement are subject to a limitation period of one year. The limitation period commences at the end of the month within which the claim accrues.

(f)
The following provisions of this Agreement shall survive any expiration or termination of this Agreement and remain in effect: Sections 3.1(i), 3.12, 3.14, 3.15, 3.16, 3.18, 3.19, 4.2, 4.4, 6.6, 6.7, 6.8, 13.1, 13.4 and Articles 8 - 10, 12, and 14 - 18.

13.	COMPLIANCE

13.1
Registrations. Upon request by MOTIVA, Agent shall assist and cooperate with MOTIVA to ensure that all required registrations, certifications, authorizations, consents, notifications, applications and approvals necessary for marketing, offering for sale, and selling Products in the Territory and for any promotional materials used in the Territory, including any import and export licenses and permits (collectively “Registrations”) are obtained and maintained in good standing, at MOTIVA’s expense. Agent undertakes, to the extent the applicable laws, rules and regulations in force in the Territory allow this, to ensure that the aforementioned Registrations are issued and/or granted in the name and for the benefit of MOTIVA or such Affiliate or such other party nominated by MOTIVA as MOTIVA may direct. MOTIVA will supply the Agent with the technical and administrative information necessary for obtaining the aforementioned Registrations. Agent shall not file any application or request for a Registration before having first provided a copy thereof to MOTIVA and having received MOTIVA's written approval to proceed with such filing. Agent will immediately upon receipt thereof provide a copy of any and all Registrations to MOTIVA. Thereafter, upon request by MOTIVA, the Agent will be responsible for renewal of the Registrations if they are issued for a limited period of time, at MOTIVA’s expense. Upon expiry or termination of this Agreement for any reason whatsoever, Agent shall immediately provide all original Registrations to MOTIVA. In the event any Registrations for the Products have been issued or granted in the name of Agent, Agent shall, upon expiry or termination of this Agreement for any reason whatsoever, provide all reasonably required assistance and take all additional actions (including the execution and delivery of appropriate instruments of transfer) as necessary to promptly transfer such Registrations to the name and to the benefit of MOTIVA or such Affiliate or such other party nominated by MOTIVA as MOTIVA may direct, and Agent shall, and hereby does, irrevocably appoint MOTIVA as Agent’s attorney for the purposes of transferring, renewing and managing the Registrations. UNDER REVIEW

13.2
Quality Assurance. Agent agrees to comply, in its own name and at its own expense and costs, with the provisions of the Quality Agreement. Agent acknowledges and agrees that MOTIVA may from time to time impose additional requirements with respect to quality matters upon notice to the Agent to continue to be in compliance with any applicable regulatory requirements or best-in-class industry standards.

13.3
Legal Compliance. Agent agrees to comply, in its own name and at its own expense and costs, with all laws, rules and regulations and formalities of or applying or having force and/or effect in the Territory including but not limited to in relation to the import of Products and the promotion, marketing, advertising and selling of the Products in the Territory.

13.4	Cooperation. Agent shall reasonably cooperate with MOTIVA with regard to any matter, dispute or controversy related to this Agreement in which MOTIVA may become involved and of which

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Agent may have knowledge. Such obligation shall continue after the expiration or termination of this Agreement.

13.5
Legal Matters. If this Agreement or the performance hereof is determined to be contrary to the laws, rules or regulations of the Territory MOTIVA may, at its sole option, terminate this Agreement with immediate effect and without further liability or obligation on the part of MOTIVA or its Affiliates and no future compensation payments or accruals shall be made by MOTIVA for Agent’s accounts.

13.6
Anti-corruption Laws. The Parties are aware and acknowledge that many countries, including the United States of America and the member states of the European Union, have adopted and enforce laws that prohibit corruption, including the payment of bribes for the purpose of facilitating, obtaining or retaining business opportunities, and accordingly undertake to ensure that financial transactions and any other activities undertaken pursuant to this Agreement do not violate anti-bribery and corruption laws. A breach of the provisions of this Article 13.6 by a Party shall entitle the other Party to terminate this Agreement with immediate effect, without prior intervention by a court or arbitral tribunal, and without prior notice or compensation in lieu thereof nor any other indemnity by sending a notice to the other Party.

14.	CONFIDENTIALITY

14.1	Non-disclosure and Non-use. Each Party covenants to the other Party that, except with the consent in writing of the other Party:

(a)
it will not at any time hereafter disclose or divulge to any person any Confidential Information of the other Party (other than to their and/or their Affiliates' officers or employees on a reasonable need-to-know basis under obligations of non-disclosure and non-use consistent with this Agreement) nor use such Confidential Information other than for purposes of exercising rights or performing obligations under this Agreement; and

(b)
if, in connection with the business or affairs of the other Party, it shall have obtained Confidential Information belonging to any third party under an agreement purporting to bind that Party which contained restrictions on disclosure, it will not without the prior written consent of that Party at any time infringe such restrictions.

14.2	Exceptions. Each Party's obligations under Article 14.1 above shall not apply to any of the following, and the Confidential Information shall not include, information:

(a)	which is public knowledge at the date of disclosure by either Party to each other or subsequently becomes public knowledge through no act or omission on the part of the relevant Party; or

(b)
which is lawfully known to either Party (other than as a result of Confidential Information previously having been provided to that Party) at the date of disclosure by the relevant Party and is not subject to any restriction on disclosure imposed by a third party; or

(c)	which is disclosed to either Party by a third party after the date of disclosure and is not the subject of any restriction on disclosure imposed by or on that third party; or

(d)	which is required to be disclosed by:

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(i)	any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

(ii)	any law or regulation of any country with jurisdiction over the relevant Party's affairs, provided that the relevant Party will, to the extent reasonably practicable and permitted by such law, rule, regulation or judicial, governmental, supervisory or regulatory body, promptly notify the other Party in writing and co-operate with it regarding the timing and content of such disclosure or any action which the notified Party may reasonably elect to take to challenge the validity of such requirement; or

(e)	which is disclosed in the context of exercising a remedy in relation to this Agreement, or in the context of a trial, a legal action or arbitral proceeding relating to this Agreement.

14.3
Return and Destruction. If required to return or destroy Confidential Information, the relevant Party shall (and shall ensure that its representatives shall) within 10 calendar days of receiving the request:

(a)	destroy, or return to the requesting Party, all copies of any document that contains any Confidential Information;

(b)	destroy all copies of any documents derived from Confidential Information;

(c)	take reasonable steps to erase the Confidential Information from any computer or other digital device on which it is held; and

(d)	appoint one of its employees to supervise the steps contemplated in this Article 14.3, and to confirm in writing to the disclosing Party that they have been carried out.
For the purposes of this Article 14.3, document includes any material prepared by or on behalf of the relevant Party or any of its representatives using or containing Confidential Information.

15.	REMEDIES
The Parties acknowledges and agrees that each Party would be damaged irreparably if Article 8 or Article 14 of this Agreement would not be duly observed by the other Party, that it may be very difficult in such event to prove the actual amount of damages suffered by the affected Party, and that any such breach may not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which the affected Party may be entitled, this Party is entitled to enforce Article 8 and Article 14 of this Agreement in kind (uitvoering in natura) or via a summary procedure (procedure in kortgeding) in order to prevent any actual or threatened breach of these provisions, without MOTIVA being obliged to prove the amount of the (possible) resulting losses resulting therefrom.

16.	MISCELLANEOUS

16.1
Independent Contractors. The Agent is solely liable for its operating costs and bears alone the risks inherent in its business. The Agent’s relationship with MOTIVA is that of an independent contractor and none of the provisions of this Agreement can be interpreted to mean that the Parties have agreed to form a company, an association or a joint venture or so as to render the Agent an employee of MOTIVA. The Agent shall be solely responsible for the employment, control and direction of its employees. The Agent shall have no power or authority to conclude

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any contract or make any representation, promise, statement or guarantee on behalf of MOTIVA or to bind MOTIVA in any other way unless otherwise agreed.

16.2
Entire Agreement. This Agreement, together with the Asset Purchase Agreement, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and understandings, whether written or oral, with respect to the same subject matter.

16.3	Amendment. Any amendment to this Agreement, as well as any additions or omissions, can only be agreed in writing with the mutual consent of the Parties.

16.4
Assignment and Subcontracting. Agent cannot delegate, assign, subcontract or transfer any of its rights or obligations under this Agreement, either in whole or in part, to any third party or any Affiliate(s) without the prior written consent of MOTIVA. MOTIVA can delegate, assign, subcontract or transfer any of its rights or obligations under this Agreement, either in whole or in part, to any third party or any Affiliate(s) without Agent's consent upon notice to Agent. In case of assignment by MOTIVA in accordance with the foregoing, such assignment shall release MOTIVA from all its obligations under this Agreement as from the date of notice of assignment to Agent.

16.5
Severability. Whenever possible, the provisions of this Agreement shall be interpreted so as to be valid and enforceable under the applicable law. However, if one or more provisions of this Agreement is found to be invalid, illegal or unenforceable (in whole or in part), the remainder of the provision and of this Agreement shall not be affected and shall continue in full force and effect as if the invalid, illegal or unenforceable provision(s) had never existed. Moreover, in this case, the Parties shall amend the invalid, illegal or unenforceable provision(s) or any part thereof and/or agree on a new provision which embodies as closely as possible the purpose of the invalid, illegal or unenforceable provision(s).

16.6
Force Majeure. Neither Party shall be liable for any failure to perform this Agreement (except for the payment of any sums due hereunder) if such failure is due to causes beyond its reasonable control, such as, but not limited to, fire, flood, strike, labor dispute or other industrial disturbance, declared or undeclared war, embargo, blockade, legal restriction, riot, insurrection, governmental regulation and the unavailability of means of transportation.

16.7
No Waiver. Any failure or delay by a Party in exercising any right under this Agreement, the exercise or partial exercise of any right under this Agreement, or any reaction or absence of reaction by a Party in the event of breach by the other Party of one or more provisions of this Agreement shall not operate or be construed as a waiver (either express or implied, in whole or in part) of its rights under this Agreement or under said provision(s) or preclude the further exercise of any such rights. Any waiver of a right must be express and in writing. If there has been an express written waiver by one Party following a specific failure by the other Party, this waiver cannot be invoked by the other Party in favor of either a new failure, similar to the prior one or a failure of another nature.

16.8
Notices. All notices and other forms of communication required under this Agreement shall be in writing and must be delivered or sent to the recipient (i) in person through a reputable courier service, (ii) by registered mail (with an acknowledgement of receipt), (iii) by regular e-mail (provided that, if the recipient of the e-mail has not acknowledged receipt within 48 hours from dispatch of the e-mail, the e-mail notice must be confirmed by a delivery in person through a

18

reputable courier service or by registered mail (with an acknowledgement of receipt) within five (5) business days from dispatch of the e-mail), to the address indicated hereunder:

(a)	To MOTIVA:
Establishment Labs S.A.
Bldg. B25 Zona Franca Coyol
Alajuela, Costa Rica 20113
Attention: General Counsel
e-mail: jlivianu@establishmentlabs.com

(b)	To Agent: Menke Med GmbH
Tucherpark 22, 85622 Feldkirchen
Germany
e-mail: f.menke@menke-med.de

Without prejudice to each Party's right to evidence the date of actual delivery by all legal means, any notice shall be deemed to have been delivered to the recipient’s address (i) on the date of delivery if delivered by hand, (ii) three (3) working days following the mailing date if sent by registered mail, and (iii) on the date of dispatch of the e-mail if sent by e-mail in accordance with the first paragraph of this Article 16.8.
Any Party may change the address to which notices are to be delivered or transmitted by giving the other Party written notice in the manner set forth herein.

16.9	Costs. Each Party shall bear its own costs (including legal fees and other expenses) incurred in the preparation and negotiation of this Agreement.

16.10
Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original and all of which taken together constitute one and the same Agreement. Counterpart signature pages delivered via facsimile or e-mail in PDF or similar electronic format shall have the same binding effect as originals.

17.	APPLICABLE LAW AND ARBITRATION
All issues, questions and disputes concerning the validity, interpretation, enforcement, performance or termination of this Agreement, and all matters of extra-contractual and/or tort liability, if any, arising out of or in relation with this Agreement, shall be governed by and construed in accordance with Belgian law, without giving effect to any other choice-of-law or conflict-of-laws rules or provisions (Belgian, foreign or international) that would cause the laws of any jurisdiction other than Belgium to be applicable, and excluding the UN Convention on Contracts for the International Sale of Goods (1980) (“Vienna Convention”) (if applicable).
Any dispute arising between the Parties arising out of or in connection with this Agreement and/or any contractual or non-contractual (including pre-contractual) matters in connection with its conclusion, validity, interpretation, enforcement, performance and termination will be resolved in accordance with the following procedure:

a.	the Parties shall attempt to resolve the dispute through the conciliation mechanism in accordance with the Mediation Rules of the Belgian Centre for Arbitration and Mediation CEPANI;

b.	If, within fifteen (15) business days from the request for mediation, the following shall apply:

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any disputes arising out of or in relation with this Agreement shall be finally settled under the CEPANI Rules of Arbitration by one or more arbitrators appointed in accordance with those Rules. The arbitral tribunal shall be composed of three arbitrators. The seat of the arbitration shall be Brussels (Belgium). The arbitration shall be conducted in English. The applicable rules of law are Belgian laws.
In the event of a Dispute, the prevailing party in any Action in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such Action, including, without limitation, reasonable legal fees and associated costs.

18.	CONSTRUCTION

18.1	Headings. Headings and the table of contents used in this Agreement are for convenience purposes only and shall not affect the construction or interpretation of this Agreement.

18.2	Interpretation. Unless the context does not so permit, or save where specifically indicated otherwise:

(a)	references to Schedules – or parts thereof – are to the schedules – or parts thereof – to this Agreement; references to Recitals are to the recitals to this Agreement;

(b)	references to Articles are to articles in this Agreement and references to sub-Articles are to sub-articles or paragraphs of the Article in which such references appear;

(c)	references to this Agreement include the Recitals and Schedules which form part of this Agreement for all purposes;

(d)
when using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of sterkmaking / porte-fort, supplemented with a guarantee by the relevant Party for the due and timely execution of the relevant actions, unless expressly indicated otherwise;

(e)
references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation, and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(f)	any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include email;

(g)
whenever the expression(s) "use best efforts", "use reasonable efforts", "use all commercially reasonable best efforts", "use all reasonable efforts" or any other similar expression is used in this Agreement, the Parties refer to the Belgium legal concept of middelenverbintenis / obligation de moyen;

(h)	a reference to any person shall include his respective executors and personal representatives whomsoever, as well as his permitted successors or assignees;

(i)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing

20

the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(j)
references to any statute or statutory provision shall be deemed to include reference to any statute, regulation or statutory instrument which amends, extends, consolidates or replaces the same (or shall have done so) and to any other regulation, statutory instrument or other subordinate legislation made thereunder or pursuant thereto, provided that no such reference shall include any amendment, extension or replacement of the same with retrospective effect;

(k)
references to "euro" or "EUR" are to the lawful currency as at the Effective Date of this Agreement of the member states of the European Union who have adopted and retain the euro as their lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union and for the avoidance of doubt this definition shall not extend to any new currency of any member state which ceases to use the euro as its only lawful currency; and

(l)
unless expressly indicated otherwise, or except when applicable law provides otherwise in a mandatory manner, any period of time or term referred to herein shall be calculated or determined as follows:

(m)	any reference to a day shall be a reference to a calendar day, running from midnight to midnight.

18.3
Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question on intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement

18.4
Language. The original version of this Agreement has been made in English. Should this Agreement be translated in whole or in part into another language (if at all), the original English version shall prevail between the Parties hereto to the fullest extent possible and permitted by Belgian law. Notwithstanding the foregoing, Belgian legal concepts which are expressed in English language terms are to be interpreted in accordance with the Belgian legal terms to which they refer, and the use herein of Dutch and/or French words in this Agreement as translation for certain words or concepts shall be conclusive in the determination of the relevant legal concept under Belgian law of the words or concepts that are so translated herein.

(The remainder of this page is intentionally left blank. The signature page follows.)

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This Agreement has been executed as of the Closing Date by authorized representatives of the Parties.

FOR AND ON BEHALF OF MOTIVA

Juan José Chacón Quirós
Chief Executive Officer	[name]
October 3, 2018	[title]
/s/ Juan José Chacón Quirós	[signature]

FOR AND ON BEHALF OF AGENT

Frank Menke
Chief Executive Officer	[name]
October 3, 2018	[title]
/s/ Frank Menke	[signature]

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Schedules
Schedule 1 – Definitions
Schedule 2 – Territory and Warehouses
Schedule 3 – Minimums
Schedule 4 – Products and Commissions
Schedule 5 – Price List
Schedule 6 – MOTIVA’s Terms and Conditions

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SCHEDULE 1
DEFINITIONS
In this Agreement, unless the context otherwise requires, the following words and phrases have the following meanings:
"Affiliate" means with respect to any person, another person directly or indirectly Controlling, Controlled by, or under common Control with the first person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whereby "Control" means the power of a person (or persons acting in concert) to secure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that person (or persons acting in concert) whether by means of:

(a)
in the case of a legal person, being the beneficial owner of more than 50% (fifty per cent) of the issued share capital (or equivalent) of or of the voting rights in that legal person, or having the right to appoint or remove a majority of the directors (or equivalent) or otherwise control the majority of the votes at board meetings of that legal person by virtue of any powers conferred by the articles of association, any agreement or any other document regulating the affairs of that legal person; or

(b)
in the case of a partnership, being the beneficial owner of more than 50% (fifty percent) of the capital (or equivalent) of that partnership, or having the right to control the composition of or the votes of the majority of the management (or equivalent) of that partnership by virtue of any powers conferred by the partnership agreement or any other agreement or document regulating the affairs of that partnership, and “Controlling” and “Controlled” shall be construed accordingly.
“Accepted Order” has the meaning given in Section 3.5;
“Average Selling Price” means on a Product-by-Product and month-by-month basis, the average selling price for Accepted Orders of such Product to Qualified Customers during such month.
“Average Selling Price Minimum” means on a Product-by-Product basis the amount set forth for such Product in Schedule 5, as may be adjusted from time to time in accordance with Section 3.3.
"Agreement" means this Commercial Agency Agreement and any Schedules thereto, all as may be amended from time to time;
"Budget" means the aggregate of all expenses in relation to information and sales promotional material, merchandising material, specimen and samples, media advertising, demonstrations and public relations relating to the Products (including sales force salaries) in each Commercial Year committed to by the Agent and agreed by MOTIVA in accordance with Article 3.13;
"Business Day" means any calendar day, except a Saturday, Sunday or a public holiday in Belgium;
"Qualified Clients" means the persons and entities set forth on Schedule 4 attached to the Agreement, as may be modified from time to time in accordance with Section 1.8 of the Agreement.;
"Commercial Year" means each twelve (12) month period starting on the Effective Date;
“Commissions” has the meaning given in Section 4.1;

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"Confidential Information" means all information in whatever form supplied to either Party or its advisers by the other Party (as applicable) or by any person on its behalf, in writing, orally or otherwise, together with any reports, analyses, compilations, studies or other material or documents prepared by either Party or on its behalf which contain or otherwise reflect such information, relating to (a) this Agreement, including its existence and content, (b) the NDA the business or activities of the other Party, and/or (c) the transactions contemplated under this Agreement and any information belonging to a third party disclosed in connection therewith under an agreement containing restrictions on disclosure; however, the disclosing Party’s information in tangible or electronic form that does not contain a confidential designation, and discussions relating to Confidential Information, shall nevertheless be protected hereunder as Confidential Information, if the receiving Party knew, or should have reasonably known under the circumstances, that the information was confidential and had been communicated to it in confidence.
"Consignment Stock" has the meaning given in Section 3.7 and Section 6;
"Effective Date" has the meaning set forth in the introduction to the Agreement;
“Closing Date” has the meaning set forth in the introduction to the Agreement.
"Intellectual Property Rights" means all rights in patents, utility models, trademarks, service marks, logos, trade names, internet domain names, copyrights (including rights in computer software), design rights, moral rights, database rights, topography rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered, all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and all applications for or registrations, renewals or extensions of any of the foregoing rights for their full term;
“Minimums” has the meaning given in Section 3.2;
“Net Sales” means the cash amounts actually received by MOTIVA or its Affiliates from Qualified Clients with respect to Accepted Orders for Products in the Territory, less the following deductions to the extent applicable to such received amounts: (a) all trade, cash and quantity credits, discounts, refunds or rebates; (b) amounts for claims, allowances or credits for returns, retroactive price reductions and chargebacks; and (c) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value-added tax); each as determined in accordance with the accounting standards generally employed MOTIVA with respect to sales of Products in the Territory.
“Price List” has the meaning given in Section 3.3.
"Products" means the MOTIVA IMPLANTS® range of breast implants and related products, conceived, developed and marketed by MOTIVA listed in Schedule 5;
"Quality Agreement" has the meaning given in Section 3.7;
"Schedule" means a schedule to this Agreement;
"Territory" means the geographic territory set forth in Schedule 2 to the Agreement;
"Trademarks" means the trademarks, trade names and logos generally used for the promotion of the Products as communicated from time to time to the Agent by MOTIVA;
"Warehouse" has the meaning given in Section 3.7.

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SCHEDULE 2

TERRITORY: Germany.
Warehouse: [________]

26

SCHEDULE 3

MINIMUMS:

	Calendar Year Duration	Q1 Mínimum	Q2 Mínimum	Q3 Mínimum	Q4 Mínimum	Calendar Year Mínimum
Calendar Year 1	10/01/2018 - 12/31/2018	N/A	N/A	N/A	€ 660,000.00	€ 660,000.00
Calendar Year 2	01/01/2019 - 12/31/2019	€ 660,000.00	€ 726,000.00	€ 658,000.00	€ 726,000.00	€ 2,770,000.00
Calendar Year 3	01/01/2020 - 12/31/2020	€ 726,000.00	€ 798,600.00	€ 723,800.00	€ 798,600.00	€ 3,047,000.00
Calendar Year 4	01/01/2021 - 12/31/2021	€ 798,600.00	€ 878,460.00	€ 796,180.00	€ 878,460.00	€ 3,351,700.00
Calendar Year 5	01/01/2022 - 12/31/2022	€ 878,460.00	€ 966,306.00	€ 875,798.00	€ 966,306.00	€ 3,686,870.00
Calendar Year 6	01/01/2023 - 09/30/2023	€ 966,306.00	€ 1,062,936.60	€ 963,377.80		€ 2,992,620,40

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SCHEDULE 4
COMMISSIONS
COMISSIONS:

•
For SilkSurface Plus and SilkSurface PlusQ Products: 20% of the Net Sales for such Product when the Average Selling Price for such Product is equal to or greater than the then-current Average Selling Price Minimum for such Product, and (b) 15% of the Net Sales for such Products when the Average Selling Price for such Product is less than the then-current Average Selling Price Minimum for such Product. As of the Closing Date, the Average Selling Price Minimum for SilkSurface Plus and SilkSurface PlusQ Products is equal to €270.00 per unit.

•
For Ergonomix, ErgonomixQ, Ergonomix Oval and Anatomical TrueFixation Products: 25% of the Net Sales for such Product when the Average Selling Price for such Product is equal to or greater than the then-current Average Selling Price Minimum for such Product, and (b) 20% of the Net Sales for such Products when the Average Selling Price for such Product is less than the then-current Average Selling Price Minimum for such Product. As of the Closing Date, the Average Selling Price Minimum: (a) for Ergonomix and ErgonomixQ Products is equal to €380.00 per unit, and (b) for Ergonomix Oval and Anatomical TrueFixation is equal to €475.00 per unit.

•	For all other Products: 20% of the Net Sales for such Products.
Agent may not solicit offers for any SilkSurface PLUS, SilkSurface PLUS Q, Ergonomix, ErgonomixQ, Ergonomix Oval, or Anatomical TrueFixation Product below the then-current Average Selling Price Minimum for such Product without the prior written consent of MOTIVA.
EXPENDITURES:
Marketing: All marketing and advertising costs related to MOTIVA products incurred by Agent will be borne solely by Agent and not by MOTIVA unless agreed to in writing by MOTIVA prior to the incurrence of any of such costs; however MOTIVA shall be free to market its products to any customer other than Qualified Clients without any restraints or requirements for prior approval by Agent.

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SCHEDULE 5
Price List

Prices are per unit.

MOTIVA Implants Ergonomix Round with Qid: EUR 590
MOTIVA Implants Ergonomix Round without Qid: EUR 590
MOTIVA Implants Round with Qid: EUR 450
MOTIVA Implants Round without Qid: EUR 350
MOTIVA Implants Ergonomix Oval with Qid: EUR 650
MOTIVA Implants AnatomicalTrueFixation: EUR 650

29

SCHEDULE 6
MOTIVA’s Terms and Conditions
CONSIGNMENT AGREEMENT

This CONSIGNMENT AGREEMENT (this "Agreement") is dated ________________ (the “Effective Date”)

BETWEEN

EUROPEAN DISTRIBUTION CENTER MOTIVA BVBA, a corporation organized under the laws of Belgium, having its head office located in Nijverheidsstraat 96, 2160 Wommelgem, VAT BE 0881.512.541 RPR/RPM Antwerpen, (“MOTIVA”); and _____________________________, a corporation organized under the laws of Denmark, having its registered office at ____________________________________, VAT number ________________________(“CONSIGNEE”) (individually, a “Party”, collectively as the “Parties”).

NOW, THEREFORE, both Parties agree to the following terms:
19.    SCOPE OF Agreement.
19.1    Consignment. MOTIVA hereby grants to the CONSIGNEE the right to display and sell the products listed on Exhibit A hereto (“The Products”), according to this Agreement together with the Terms and Conditions set forth on Exhibit B hereto (“Terms and Conditions”). MOTIVA may amend these Terms and Conditions from time to time upon written notice to the CONSIGNEE. In the event of a conflict between this Agreement and the Terms and Conditions, this Agreement shall control.
19.2    Products. The Products are defined in the Exhibit A. MOTIVA and the CONSIGNEE may agree in writing to add or remove one or more Products from Exhibit A. Furthermore, MOTIVA shall have the right to remove any Products from Exhibit A at its sole discretion to wholly or partially discontinue the sale of such Products either in CONSIGNEE’s territory or by method of consignment.
20.    Consignment stock; DELIVERY.
20.1    Consignment Stock. CONSIGNEE shall use commercially reasonable efforts to ensure that it always maintains sufficient consignment stock in accordance with section 3.2. to accommodate the expected demand for Products, but, at a maximum, two (2) months of the total yearly expected purchases of the Products (the “Consignment Stock”).
20.2    Delivery. The requested delivery date for the Products shall be set forth by CONSIGNEE in the applicable Consignment Order. MOTIVA will provide an estimated delivery date at the time of the acceptance of the Consignment Order. MOTIVA will use reasonable efforts to meet the delivery dates as quoted but will not be liable for any failure to meet such dates. Partial shipments may be made notify the CONSIGNEE in advance of any partial shipment.
20.3    Risk of Loss. The Products shall be deemed accepted by the CONSIGNEE upon shipment by MOTIVA. All shipments shall be delivered CONSIGNEE’S facilities at which time risk of loss and damage shall pass to CONSIGNEE and such Products shall be deemed delivered hereunder. Following such time, CONSIGNEE shall be liable to MOTIVA for the total or partial loss of the Products, as well as for any damage thereto or any deterioration thereof, even when such loss, damage or deterioration is a result of fortuitous cause or force majeure. CONSIGNEE will immediately notify MOTIVA in writing of any such loss, damage or deterioration. The value of the inventory is at landed cost at the customer facilities.
20.4    Inspection on Arrival. CONSIGNEE will inspect the Products upon arrival in its Facilities for compliance with the specifications and any shortfalls in quantity or visible defects. Unless CONSIGNEE informs MOTIVA within ten (10) calendar days from the date of receipt of the Products of non-conformities, shortfalls in quantity or visible defects, such Products will be deemed accepted by CONSIGNEE, however, that in the event of latent defects of the Products not capable of reasonably being detected in a visual inspection, CONSIGNEE shall notify MOTIVA promptly in writing upon detection thereof.
For all found defective product during the inspection, CONSIGNEE shall notify MOTIVA and provide evidence with a sample of the allegedly nonconforming Product.

21.    STORAGE; HANDLING.
21.1    Storage. The Consignment Stock shall only be kept and stored at in a secure location by CONSIGNEE, at its own risk and expense and free of charge to MOTIVA. CONSIGNEE shall determine such location; provided that such location is clean and dry, and complies with the provisions of this Agreement, the Terms and Conditions, industry standards, applicable law and regulations and with any reasonable instructions issued by MOTIVA. Further, such location shall be a closed-off area that can and will be security-locked (and on which a prominent sign will indicate that this is MOTIVA’s consignment area), so that the Consignment Stock can be properly checked and identified. CONSIGNEE will inform MOTIVA of the exact location within the facilities where the Products are stored and of any change of location.
21.2    Location. CONSIGNEE shall notify in writing any and all necessary third parties that the Products in the Consignment Stock are the sole property of MOTIVA and shall take all such other steps as may be necessary to protect MOTIVA’s title thereto, including, without limitation, by

30

affixing a durable and irremovable label or notice indicating that the Products in the Consignment Stock are the sole property of MOTIVA. CONSIGNEE shall take all steps as may be necessary to fully protect MOTIVA’s title to the Products in the Consignment Stock and prevent that anyone acquires any interest, privilege, or lien on such Products. In case any third party tries to take possession of the Products or claims property rights or any other rights over the Products, CONSIGNEE will immediately inform such third party that the Products are not the property of CONSIGNEE but the property of MOTIVA, and CONSIGNEE will immediately inform MOTIVA of such actions or claims by third parties. CONSIGNEE acknowledges and agrees that CONSIGNEE will not have the right to use the Products, the right to retain the Products or the right to keep the Products as guarantee unless and until CONSIGNEE has purchased the Products pursuant to Article 4 of this Agreement. CONSIGNEE will refrain from pledging or creating any kind of lien or other encumbrance over the Consignment Stock. If CONSIGNEE mortgages or otherwise encumbers the Facilities, it shall expressly exclude the Consignment Stock from the scope of such mortgage or encumbrance.
21.3    Insurance. During all the term of this agreement, the CONSIGNEE shall maintain insurance coverage sufficient, at its own cost, to compensate MOTIVA for the fair market value of the Consignment Stock against damage, theft, fire and other risks of loss, damage or deterioration of the Products therein held by it from time to time. Upon request by MOTIVA, CONSIGNEE shall furnish MOTIVA with a certificate of insurance demonstrating such insurance coverage in amounts satisfactory to MOTIVA (and in any case not less than the full invoice value of the Products in consignment from time to time). If CONSIGNEE makes a claim to its insurers in respect of the Products, then it shall immediately provide MOTIVA with the full details of such claim as well as with any information reasonably requested by MOTIVA in respect of such claim. Any monies received by CONSIGNEE from any insurer in satisfaction of any claim in relation to the Products shall be received by CONSIGNEE in trust for, and shall be immediately remitted to, MOTIVA on receipt by CONSIGNEE.
21.4    Title. MOTIVA will continue to own and have all legal and beneficial right, title to and interest in any Product in the Consignment Stock until CONSIGNEE has purchased the Products pursuant to Article 4 of this Agreement. Products that have not yet been withdrawn from the Consignment Stock (slow moving products) could be returned to MOTIVA upon MOTIVA’s request. Further, MOTIVA may at any time enter the Facilities where the Consignment Stock is located and remove all or any part of the Consignment Stock during the CONSIGNEE regular business hours.
21.5    Use of Products. All Products in the Consignment Stock shall be withdrawn exclusively by CONSIGNEE for use exclusively at CONSIGNEE’ facilities and not by or on behalf of any other person, nor for use in any other location. CONSIGNEE shall withdraw Products from the Consignment Stock in conformity with the FEFO principle (first expired - first out).

22.	PURCHASING; Invoices; AUDITS.
22.1    Purchase. At the moment of CONSIGNEE’s withdrawal of one or more Products from the Consignment Stock, such Product(s) will be deemed to have been purchased by CONSIGNEE from MOTIVA. The prices of the products are listed in Exhibit A. For purposes of this Article 4, the terms “withdrawal” and “withdrawn” from the Consignment Stock shall include the physical removal of the Products from the Consignment Stock location established in accordance with Section 3.2, as well as all Products lost, damaged or deteriorated at any time.
22.2    Invoicing and Payment. MOTIVA will invoice CONSIGNEE for the quantity of Products withdrawn from the Consignment Stock, such invoices shall be paid by CONSIGNEE in accordance in accordance with Section 3.2 of the Terms and Conditions. Without prejudice to the relevant provisions of the Terms and Conditions, it is expressly understood and agreed that CONSIGNEE shall be solely responsible for all taxes, sales, personal property and inventory taxes or other taxes and all import duties with respect to any Products delivered to CONSIGNEE.
22.3    Reporting and Audits. During the term of this Agreement and thereafter until the withdrawal of all Consignment Stock, once per calendar quarter, the CONSIGNEE shall inform MOTIVA, in the reporting format as prescribed by MOTIVA, of:
the quantities of Products in the Consignment Stock withdrawn from the Consignment Stock within the meaning of Article 4 of this Agreement since the date of the previous report;

the quantities of Products received since the date of the previous report; and

the quantities of Products in the Consignment Stock on hand at the time of the report.

CONSIGNEE will grant MOTIVA access to its facilities and provide reasonable assistance to carry out an audit of the Consignment Stock periodically and at least quarterly, including granting access to the records concerning the Products in the Consignment Stock and any relevant records that allow MOTIVA to check compliance by CONSIGNEE with the provisions of this Agreement. In the event such audit reveals any shortfall in payments due to MOTIVA, MOTIVA will be entitled to invoice these payments immediately (but dated retroactively to the applicable withdrawal date(s).

23.	TERM; TERMINATION.
23.1    Term. This Agreement is effective as of the Effective Date and shall continue until terminated in accordance with this Agreement.
23.2    Termination by Either Party. Either Party may terminate this Agreement at any time by giving sixty (60) days’ prior written notice to the other Party. In addition, a Party may terminate this Agreement, effective immediately, and without prior intervention of the court, at any time, in the event that:

i.
the other party becomes unable to pay its debts in the ordinary course of business or enters into liquidation or becomes bankrupt or is adjudged insolvent or is placed in the control of a receiver or trustee, whether compulsorily or voluntarily.

31

ii.
the other Party breaches any of its obligations under this Agreement (including the Terms and Conditions), and in relation to which, such Party fails to take effective remedial action within thirty (30) calendar days (reduced to ten (10) calendar days in case of failure to pay amounts to MOTIVA when due) as from receipt of notice specifying the breach and requiring its remedy.

23.3	Consequences of Termination.

i.
MOTIVA shall be entitled to issue an invoice for the full quantity of Products not found in the Consignment inventory within the then-current Consignment Stock. Notwithstanding the foregoing, in the event of termination of this Agreement MOTIVA shall be entitled to enter the Facilities to check the quantity of the Consignment Stock and to remove all or part of the same and shall be granted access for this purpose and receive all reasonable assistance from CONSIGNEE or any liquidator or receiver or administrative receiver in doing so.

ii.
Expiration or termination of this Agreement for any reason shall not release either Party hereto from any liability that at the time of such termination or expiration has already accrued to the other Party. Further, the following provisions of this Agreement shall survive any expiration or termination of this Agreement and remain in effect: Sections 3.6, 4.3, and 5.3 and Articles 6 (solely for eight (8) years) and 7.

(i)
24.    CONFIDENTIALITY.
CONSIGNEE shall keep all information, pricing, terms and conditions related to this Agreement, including any attached Purchase Orders; all data, trade secrets, financial data, pricing, business plans or any other information received from MOTIVA (collectively, “Confidential Information”) in strict confidence and shall not disclose to any third party or entity. Notwithstanding the above, CONSIGNEE may disclose Confidential Information: (i) to the personnel within its organization and its legal and accounting advisors that require the Confidential Information in connection with the party’s rights and obligations under this Agreement, provided that the disclosing party requires any such recipient to use the information solely for these purposes and to keep it strictly confidential; (ii) as required by law, provided that the disclosing party provides reasonable prior notice to the other party to enable such other party to attempt to prevent or limit the disclosure and the disclosing party assists the other party upon request in seeking relief from or limiting the disclosure; and (iii) with the prior written consent of MOTIVA.
25.    MISCELLANEOUS.
7.1 Notices. Any notice or other communication shall be in writing and must be delivered or sent to the recipient (a) in person through a reputable courier service, within five (5) calendars days from dispatch, to the address indicated at the end of this agreement.
Any Party may change the address to which notices are to be delivered by giving the other Party written notice in the manner set forth herein.

7.2 Independent Contractors. CONSIGNEE is solely liable for its operating costs and bears alone the risks inherent in its business. CONSIGNEE’s relationship with MOTIVA is that of an independent contractor and none of the provisions of this Agreement can be interpreted to mean that the Parties have agreed to form a company, an association or a joint venture or so as to render CONSIGNEE an employee of MOTIVA. CONSIGNEE is solely responsible for all its own expenses and employees. CONSIGNEE shall have no power or authority to conclude any contract or make any representation, promise, statement or guarantee on behalf of MOTIVA or to bind MOTIVA in any other way.

7.3 Entire Agreement. This Agreement, together with the Exhibits and the Terms and Conditions referenced herein, represents the complete and final understanding of the Parties hereto and replaces and supersedes all previously existing agreements and arrangements between the Parties.
7.4 Amendments. Except as otherwise expressly provided herein, this Agreement may not be changed orally or by mere correspondence. All modifications to this Agreement shall be made in a writing signed by both Parties.
7.5 Severability. If any provision of this Agreement is declared void, null or unenforceable by a court or tribunal of competent jurisdiction, the other provisions hereof not so declared shall remain in full force and effect.
7.6 Waivers. No waiver by any party will be effective unless given in writing. No waiver of a right will be construed as a waiver of any other right whether or not of a similar nature.
7.7 Assignment and Subcontracting. CONSIGNEE cannot delegate, assign, subcontract or transfer any of its rights or obligations under this Agreement, either in whole or in part, to any third party or any affiliate(s) without the prior written consent of MOTIVA. MOTIVA can delegate, assign, subcontract or transfer any of its rights or obligations under this Agreement, either in whole or in part, to any third party or any affiliate(s) without CONSIGNEE's consent upon notice to CONSIGNEE. In case of assignment by MOTIVA in accordance with the foregoing, such assignment shall release MOTIVA from all its obligations under this Agreement as from the date of notice of assignment to CONSIGNEE.
7.8 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original and all of which taken together constitute one and the same Agreement. Counterpart signature pages delivered via facsimile or e-mail in PDF or similar electronic format shall have the same binding effect as originals.
7.9 Governing Law and Arbitration. All issues, questions and disputes concerning the validity, interpretation, enforcement, performance or termination of this Agreement, and all matters of extra-contractual and/or tort liability, if any, arising out of or in relation with this Agreement, shall be governed by the laws of Belgium, excluding the UN Convention on Contracts for the International Sale of Goods (1980) and without giving effect to any other choice-of-law or conflict-of-laws rules or provisions (Belgian, foreign or international) that would cause the laws of any jurisdiction other than Belgium to be applicable.
This Agreement has been executed as of the Effective Date by authorized representatives of the Parties.

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The remainder of this page is intentionally left blank. The signature page follows.
FOR AND ON BEHALF OF MOTIVA

[date]
[signature]

Notices:

ESTABLISHMENT LABS
Coyol Free Zone, B15
Alajuela, Costa Rica
E-MAIL legal@establishmentlabs.com

FOR AND ON BEHALF OF THE CONSIGNEE

[name]
[title]
[date]
[signature]

Notices:

[name]
[address]

[email]

33

EXHIBIT A

THE PRODUCTS
Denmark, Malmö

Product Name	Price

EXHIBIT B

European Distribution Center Motiva BVBA
TERMS AND CONDITIONS

1.    GENERAL
1.1    Applicability of this Terms and Conditions. The offer and sale of the Products described in the applicable quote or similar document provided by Motiva (the “Quote”), is conditioned upon the acceptance by the Purchaser of the terms and conditions set forth in this Agreement.
1.2    Purchase Orders; Acceptance. Purchaser agrees to purchase the quantity of the Products specified in purchase orders issued by Purchaser in connection with a Quote and that are accepted by Seller as set forth below (each, a “Purchase Order”). Purchase Orders may be submitted via Motiva’s Webstore application or via email to Seller. Seller may accept or reject purchase orders in its sole discretion. A purchase order will only be deemed accepted by Seller (and thereby become a Purchase Order) if Seller delivers a signed purchase order or other written confirmation to Purchaser within fifteen (15) calendar days after receipt of such Purchase Order. All terms on any Purchase Order other than the description and quantity of Products ordered will not apply to the transactions under this Agreement and are hereby rejected.
1.3    Authorized Use. Purchaser shall not modify or reverse engineer or permit or encourage others to modify or reverse engineer, the Products. Purchaser shall not use the Products for the benefit of third parties that are not affiliated with or patients of Purchaser.
2.    DELIVERY, RISK OF LOSS, PURCHASER ACCEPTANCE
2.1    Delivery Date. The requested delivery date for the Products shall be set forth by Purchaser in the applicable Purchase Order. Seller will provide an estimated delivery date to Purchaser at the time of Seller’s acceptance of the Purchase Order. Seller will use reasonable efforts to meet the delivery dates as quoted but will not be liable for any failure to meet such dates. Partial shipments may be made and invoiced and Seller will use reasonable efforts to notify Purchaser in advance of any partial shipment.
2.2    Acceptance; Risk of Loss; Title. Shipment shall occur, and title to the Products and all risk of loss, damage to or destruction of the Products shall pass to Purchaser, at the delivery point. The Products shall be deemed accepted by the Purchaser upon shipment by Seller.
3.    PRICING, TERMS OF PAYMENT, TAXES
3.1    Pricing. The prices payable for the Products are listed in the quote. Except as otherwise specified herein, (i) fees are quoted by Seller and payable by Purchaser in Euros; (ii) accepted Purchase Orders and payment obligations are non-cancelable and fees paid are non-refundable; and (iii) Seller reserves the right to revise prices quoted as specified in the quote.
3.2    Invoicing and Payment. Unless otherwise agreed to in writing by Seller and Purchaser, invoices will be generated by Seller and mailed electronically to Purchaser upon Seller’s acceptance of each Purchase Order in accordance with Section 1.2. Unless otherwise stated in an accepted Purchase Order, invoiced charges are payable thirty (30) days after the invoice date. Purchaser is responsible for timely payment of all invoiced charges and for maintaining complete and accurate billing and contact information on file with Seller.
3.3    Returns.      Motiva shall provide pre-paid ground shipping labels for returns of all unused implant products. Any implants not returned within 15 calendar days of the surgery date will be assumed used, and an invoice will be issued automatically. No credits will be issued for implant products returned later than 15 calendar days. Returns will only be accepted if all package seals and product integrity are intact upon return and inspection.

3.4     Disputes. Seller must receive written notice of any disputed charges from Purchaser within fifteen (15) calendar days after the invoice date or Purchaser shall be deemed to have waived its right to dispute charges. Notwithstanding any dispute, Purchaser shall pay any undisputed amount of the invoice on or before the due date. The dispute notice shall set forth in reasonable detail the information concerning the disputed charges. Seller and Purchaser shall use best efforts to promptly resolve any disputed charges. Purchaser may not set off any amounts due hereunder.
3.5    Late Payment. Any fees not paid when due may accrue interest at the rate of 18% per annum, compounded monthly, or the maximum rate permitted by law, whichever is lower. In addition, in the event that Purchaser fails to make any payment to Seller when due, then Seller will have no obligation to continue performance under this or any agreement with Purchaser.
4.    LEGAL COMPLIANCE. Purchaser will comply with all applicable laws and regulations with respect to the Products, including all export laws.
5.    WARRANTY
5.1    Limited Warranty. Seller provides a limited warranty with the Products solely to and for the benefit of the end-user (the “User”), as set forth and in accordance with the terms and conditions of the limited warranty to be provided in connection with the shipment of the Product (the “Limited Warranty”).
6.    LIMITATIONS OF LIABILITY. THE TOTAL LIABILITY OF SELLER, INCLUDING ITS SUBCONTRACTORS OR SUPPLIERS, ON ANY AND ALL CLAIMS, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR PATENT INFRINGEMENT) OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THE PERFORMANCE OR NONPERFORMANCE OF ANY AGREEMENT RESULTING HERE FROM OR FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT OR USE OF ANY PRODUCT RELATING THERETO SHALL NOT EXCEED THE PRICE ALLOCABLE TO THE PURCHASE ORDER WHICH DIRECTLY GIVES RISE TO THE CLAIM. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR PATENT INFRINGEMENT) OR OTHERWISE, SHALL SELLER, OR ITS SUBCONTRACTORS OR SUPPLIERS, BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCT OR ANY ASSOCIATED EQUIPMENT OR SOFTWARE OR DATA, COST OF CAPITAL, COST OF SUBSTITUTE GOODS, FACILITIES, SERVICES OR REPLACEMENT POWER OR DOWNTIME COSTS FOR SUCH DAMAGES, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF

SUCH DAMAGES OR CLAIM. PURCHASER ACKNOWLEDGES THAT THESE LIMITATIONS OF LIABILITY REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT SELLER WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY.
7.    FORCE MAJEURE. Seller will use reasonable efforts to complete shipment of Products in accordance with the requested delivery dates, but will not be liable for any loss or damage for delay in delivery, inability to implant or any other failure due to causes beyond its reasonable control including acts of government or compliance with any governmental rules or regulations, acts of God or the public, war, civil commotion, blockades, embargos, calamities, floods, fires, earthquakes, explosions, storms, strikes, lockouts, labor disputes, or unavailability of labor, raw materials, power or supplies.
8.    CONFIDENTIAL INFORMATION. Purchaser shall hold the following information in strict confidence and not disclose the same to any other person or entity except as provided herein: all information, pricing and terms relating to or contained in this Agreement, including any attached Purchase Orders; all data, trade secrets, financial data, pricing, business plans or any other information received from Seller in connection with this Agreement (collectively, “Confidential Information”). Notwithstanding the above, Purchaser may disclose Confidential Information: (i) to the personnel within its organization and its legal and accounting advisors that require the Confidential Information in connection with the party’s rights and obligations under this Agreement, provided that the disclosing party requires any such recipient to use the information solely for these purposes and to keep it strictly confidential; (ii) as required by law, provided that the disclosing party provides reasonable prior notice to the other party to enable such other party to attempt to prevent or limit the disclosure and the disclosing party assists the other party upon request in seeking relief from or limiting the disclosure; and (iii) with the prior written consent of Seller.
9.    GENERAL. Seller retains all right, title and interest in and to all intellectual property rights in and covering the Products. Purchaser may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any rights or obligations under this Agreement without the prior written consent of Seller. Any purported assignment, transfer or delegation by Purchaser shall be null and void. Seller shall have the right to assign this agreement and/or delegate any or all its obligations hereunder without Purchaser’s consent and without prior notice to Purchaser. All matters arising out of or relating to this terms and conditions shall be governed by the laws of Belgium, without giving effect to any other choice-of-law rules of provisions.